March 16, 2009

J.P. Morgan Fleming Mutual Fund Group, Inc.

245 Park Avenue

New York, New York 10167

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement of J.P. Morgan Fleming Mutual Fund Group, Inc. (the “Corporation”) on Form N-14 (the “Registration Statement”) with respect to JPMorgan Mid Cap Value Fund (the “Acquiring Fund”), a series of the Corporation, being filed by the Corporation today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Acquiring Fund of substantially all of the assets of JPMorgan Diversified Mid Cap Value Fund, a series of JPMorgan Trust II (the “Acquired Fund”), and the issuance of shares of beneficial interest of specified classes of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Corporation, on behalf of the Acquiring Fund, and JPMorgan Trust II, on behalf of the Acquired Fund, in substantially the form included as Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement.

We act as counsel for the Corporation and are familiar with the actions taken by its Board of Directors to authorize the issuance of the Shares.  We have examined the Agreement and Plan of Reorganization, the Corporation’s Articles of Incorporation as amended to date and, as on file in the office of the Secretary of the State of Maryland, the Certificate of Incorporation, and certain resolutions adopted by the Board of Directors of the Corporation with respect to the approval of the Agreement and Plan of Reorganization and the issuance of the Shares. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.  We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.

Based upon the foregoing, when issued and delivered in accordance with the Agreement and Plan of Reorganization, we are of the opinion that the Shares will have been duly authorized and upon receipt by the Corporation of the authorized consideration therefore will be validly issued, fully paid and non-assessable.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP